Exhibit 99.1

Design Therapeutics Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

Carlsbad, CA, March 30, 2021 – Design Therapeutics, Inc. (Nasdaq: DSGN) (“Design”), a biotechnology company developing a platform of gene targeted chimera (GeneTAC™) small molecules for the treatment of serious degenerative disorders caused by inherited nucleotide repeat expansions, today announced the closing of its previously announced initial public offering of 13,800,000 shares of its common stock, which includes 1,800,000 shares sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares, at a price to the public of $20.00 per share. Including the option exercise, the aggregate gross proceeds to Design from the offering were approximately $276.0 million, before deducting the underwriting discounts and commissions and offering expenses. The shares began trading on the Nasdaq Global Select Market on March 26, 2021, under the ticker symbol “DSGN.”

Goldman Sachs & Co. LLC, SVB Leerink LLC and Piper Sandler acted as joint book-running managers for the offering.

A registration statement relating to the offering of these securities has been filed with the Securities and Exchange Commission (SEC) and became effective on March 25, 2021. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. This offering was made only by means of a written prospectus, forming a part of the effective registration statement. Copies of the final prospectus relating to the initial public offering may be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@svbleerink.com; or Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at (800) 747-3924, or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Contact:

Alicia Davis

THRUST Strategic Communications

(910) 620-3302

alicia@thrustsc.com